                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of this 1st day of February, 1994, by and between G-III
Apparel Group, Ltd., a Delaware corporation (the "Company"), with its principal place of business at 345 West 37th Street, New York, New York 10018 and MORRIS
GOLDFARB (the "Executive"), who resides at 21 Fairway Drive, Mamaroneck, New
York 10543.

     WHEREAS, the Company and the Executive are parties to an Employment
Agreement (the "Prior Agreement"), dated July 31, 1989, as amended July, 1992;
and

     WHEREAS, the Board of Directors of the Company desires that the Executive enter into this Agreement so that the Company may be assured of the services of the Executive for the term of this Agreement and the Executive is desirous of providing such services on the terms and conditions as provided for in this
Agreement, and

     WHEREAS, it is the intention of the Company and the Executive that this
Agreement supersede the Prior Agreement, and that from and as of the date hereof the Prior Agreement shall be cancelled and of no further force and effect.

     NOW THEREFORE, in consideration of the foregoing, and the respective covenants and agreements herein contained, the parties hereto agree as follows:

     1. Duties. The Company shall employ the Executive, and the Executive shall serve, as President and Chief Executive Officer of the Company during the
Employment Term (as hereinafter defined), and shall devote his full working time toward the performance of such duties and responsibilities as provided for in the Company's By-Laws, and such other duties and responsibilities as may from time to time be prescribed by the Company's Board of Directors which are consistent with his position as President and Chief Executive Officer of the
Company; provided, however, Executive may engage or participate in such other activities incidental to any other employment, occupation or business venture or enterprise which does not materially interfere with or compromise his ability to perform his duties hereunder.

     The Company shall use its best efforts to cause the Executive to be a member of its Board of Directors throughout the Employment Term and shall include him in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire.
The Board of Directors shall not amend its By-Laws or take any other action to reduce the scope of the Executive's authority and responsibilities, unless he shall otherwise consent, or except as otherwise provided in this Agreement.

     During the Employment Term, the Executive shall not, directly or indirectly, without the prior consent of a majority of the members of the
Company's Board of Directors, as owner, partner, joint venturer, shareholder, employee, corporate officer or director, engage or become financially interested in, be employed by, or render consulting services to any business in direct competition with any business engaged in during the Employment Term by the
Company or its subsidiaries in any geographic area in North America where, during the term of his employment, the business of the Company or any of its subsidiaries is being conducted; provided; however, that the Executive may own any securities of any corporation which is engaged in any such business and which is publicly owned and traded but in an amount not to exceed at any one time two percent of any class of stock or securities of such company.

     2. Term. The term of this Agreement and of the term of employment (the
"Employment Term") of the Executive shall be from the date hereof until January
31, 1996, unless sooner terminated in accordance with the terms hereof.
Thereafter, this Agreement shall automatically be renewed for successive one year terms, which shall extend the "Employment Term" of this Agreement, unless either party shall give the other not less than ninety (90) days prior written notice of its or his intent not to renew this Agreement beyond the Employment
Term as then in effect.

     3. Base Compensation.

          a. Salary. During the Employment Term, the Executive shall receive a base salary at the rate of $650,000 per annum, subject to such increases as may be approved by the Company's Board of Directors, payable in accordance with the
Company's normal payroll policy at the time in effect.

          b. Nonexclusive. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plans of the Company.

          c. Expenses. The Company acknowledges and agrees that the Executive, in rendering services hereunder, will be required to spend sums of money for travel to various locations throughout the world and for the entertainment of various persons and representatives of companies and organizations with whom the
Company is having, or would like to have, business relationships. The Company shall reimburse the Executive, upon presentation by the Executive of documentation therefor, for any travel, entertainment or other business expenses reasonably incurred by the Executive in rendering services hereunder on behalf of the Company. The Executive shall be entitled to receive such reimbursement within fifteen (15) days after he has delivered an itemized expense account therefor to the Company. The parties hereto agree that the Executive shall be entitled to stay in first-class hotel accommodations and to otherwise avail himself of first-class travel and entertainment facilities in connection with
Executive's employment hereunder.

                                       -2-

          d. Automobile. The Company shall provide the Executive with an automobile or shall reimburse the Executive for the cost thereof.

          e. Disability. If during the Employment Term the Executive becomes disabled or incapacitated to the extent that he is unable to perform his duties hereunder (due to any physical or mental injury, illness or defect) for a period of 180 consecutive days, then the Company shall thereafter pay to the Executive fifty percent of the amount of the annual base salary provided for pursuant to
Section 3 hereof during the period of such disability or incapacity, in the same manner set forth in said Section 3, for the balance of the Employment Term.
During such 180 day period, the Executive shall be entitled to receive his annual base salary provided for in Section 3.

          f. Life Insurance. The Executive shall be entitled to cause an ordinary life insurance policy in the face amount of $2,000,000 to be issued by an insurance company of the Executive's choice on the Executive's life naming the Executive's wife as beneficiary. The Company shall reimburse the Executive on demand for the cost of all premiums in connection with the maintenance of said policy.

          g. Health Insurance. The Company, at its sole cost and expense, shall cause full health insurance coverage to be provided in favor of the Executive during the Employment Term as the same is regularly provided for the Company's senior executive employees, including, without limitation, major medical, hospitalization and dental insurance. In lieu thereof, the Executive shall be entitled to cause such insurance to be issued by an insurance company of the
Executive's choice in such amounts as the Executive shall determine, and the
Company shall reimburse the Executive on demand for the cost of all premiums in connection with the maintenance of such policies.

          h. Other Benefits. The Executive shall be entitled to participate in and receive benefits under the Company's employee benefit plans and arrangements in effect on the date hereof (in accordance with their respective terms) or to participate in or receive benefits under those plans or arrangements of the
Company providing the Executive with at least equivalent benefits thereunder
(and giving credit for all plan purposes for service rendered by the Executive to the Company and its subsidiaries). The Company shall not make any changes in such plans or arrangements (including, if applicable, the funding through insurance or otherwise of such plans or arrangements) that would adversely affect the Executive's rights or benefits thereunder in a manner different from the Company's other senior executives. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its senior executives and key management employees, subject to, and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Any payments or benefits payable to the Executive hereunder in respect of any year during which the Executive is employed by the Company for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed.

                                       -3-

          i. Vacations. The Executive shall be entitled to five (5) weeks of paid vacations days in each calendar year, or such greater (but not lesser)
number of weeks as may be determined by the Board of Directors from time to time during the term hereof. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

          j. Supplemental Pension. For each full year of the Executive's employment hereunder in which the Company's Net After-Tax Income (hereinafter defined) exceeds $1,500,000, the Company will credit at least $50,000 to a bookkeeping account established in the name of the Executive. The term "Net
After-Tax Income" as used in this Agreement shall mean the net after tax income of the Company and its subsidiaries, as reported in the consolidated financial statements of the Company prepared by the Company's independent public accountants; provided, however, that Net After-Tax Income shall be determined without regard to any extraordinary item, as such term is used in generally accepted accounting principles. The amount credited to the Executive's bookkeeping account, together with investment gain or loss thereon (on a basis to be determined) will be payable to the Executive by the Company as soon as practicable after the Executive's termination of employment with the Company and its subsidiaries; provided, however, that no such amount will be payable if the
Executive's employment is terminated by the Company for "cause" (as such term is defined in Section 6(a) hereof) or if the Executive's employment terminates for any reason other than death or disability within one year from the date hereof.
The Company shall establish a grantor trust and shall contribute to said trust the principal amount of each year's deferred compensation credit. The assets of the trust will be applied to satisfy the Company's obligations to the Executive under this section 3(j), it being understood, however, that the assets of the trust will be subject to the claims of the Company's creditors in the event of the Company's prior bankruptcy. It is contemplated that the Company's Board of
Directors will adopt a supplemental executive retirement plan and that the deferred compensation agreement set forth in this section 3(j) will be subject to the terms and provisions of said plan to the extent that such terms and provisions are not inconsistent with the terms and provisions hereof.

          k. Option Grant. Subject to the approval by the stockholders of the
Company of amendments to the Company's 1989 Stock Option Plan (the "Plan") at
the 1994 Annual Meeting of Stockholders, the Company will grant to the Executive an option under the Plan, which shall not be an Incentive Stock Option (as defined in the Plan), to purchase 100,000 shares of the Company's Common Stock,
$.01 par value (the "Common Stock"), at a per share exercise price equal to
$4.00, the closing price of the Common Stock on the Nasdaq National Market on the date of this Agreement. Such stock option shall vest over a five-year period as follows: 20% on January 31, 1995; 20% on January 31, 1996; 20% on January 31,
1997; 20% on January 31, 1998; and 20% on January 31, 1999. The foregoing, as well as such other terms and conditions as the Company shall deem appropriate, shall be set forth in a definitive stock option agreement to be entered into by the Company and the Executive. The Executive's rights as an optionee shall be governed by the terms and conditions of such agreement and the Plan.

                                       -4-

          1. Services Furnished. The Company shall furnish the Executive with office space, secretarial and stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 1 hereof.

     4. Bonus.

          a. Bonus from Pre-Tax Income. The Executive shall be entitled to receive, as additional compensation, an annual cash bonus equal to the percentage of the Company's Pre-Tax Income (as hereinafter defined) in excess of
$2,000,000 with respect to each fiscal year of the Company during the Employment
Term, as follows:

                            Percentage of Pre-Tax Income in Excess
If Pre-Tax Income is:      of $2,000,000 to be paid to Executive is:
------------------------   -----------------------------------------
under $2,000,000                              -0-
$2,000,000 to $3,000,000                       3%
$3,000,001 to $4,000,000                       4%
$4,000,001 or more                             6%

          b. Pre-Tax Income Defined. The term "Pre-Tax Income" as used in this
Agreement shall mean the net income of the Company and its subsidiaries, as reported in the consolidated financial statements of the Company prepared by the
Company's independent public accountants, plus the sum of (i) the income taxes set forth in such financial statements and (ii) the amount of the bonus payable pursuant to Section 4(a) hereof; provided, however, that Pre-Tax Income shall be determined without regard to any extraordinary item, as such term is used in generally accepted accounting principles.

          c. Payment. An estimated amount of this additional bonus compensation shall be determined by the Company's Compensation Committee no later than 45 days following the last day of the fiscal year to which such additional bonus compensation relates. Payment of fifty percent of such estimated amount shall be made within 60 days following the last day of the fiscal year to which such additional bonus relates. The amount of the additional bonus compensation shall be determined by the Company's Compensation Committee no later than 90 days following the last day of the fiscal year to which such additional bonus compensation relates. Payment of the difference between the amount so determined and the partial estimated payment shall be made no later than 120 days following the last day of the fiscal year to which such additional bonus compensation relates. Payment shall be made irrespective of the Executive's then current employment status with the Company. With respect to any fiscal year of the
Company during which the Executive's employment terminates, the Executive shall be entitled to a pro rata share of additional bonus compensation based upon a pro rata share calculated as a fraction based upon the number of days

                                       -5-

which the Executive has been employed by the Company in such fiscal year divided by the entire number of days in such fiscal year.

     5. Place of Performance. In connection with his employment by the Company, the Executive shall be based at the principal executive offices of the Company which shall be located in the New York City metropolitan area, except for travel required for Company business to an extent substantially consistent with the
Executive's present business travel obligations on behalf of the Company and its subsidiaries.

     6. Termination.

          a. Termination for Cause by the Company. The Company may terminate this Agreement and all of the Company's obligations hereunder for "cause".
Termination by the Company for "cause" shall mean termination by action of a majority of the members of the Company's Board of Directors because of the
Executive's conviction of a felony (which, through lapse of time or otherwise, is not subject to appeal) or willful refusal without proper cause to perform his obligations under this Agreement or because of the Executive's material breach of any of the covenants provided for in Section 8 hereof. Such termination shall be effected by written notice thereof by the Company to the
Executive, and, except as hereinafter provided, shall be effective as of the date of such notice; provided, however, that such termination shall not be effective if (i) such termination is because of the Executive's willful refusal without proper cause to perform any one or more of his obligations under this
Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to the Executive hereunder, and (iii) within 7 days following the date of such notice the Executive shall cease his refusal and shall use his best efforts to perform such obligations.

          The Executive may, within 15 days following delivery of the notice of termination referred to in the preceding paragraph, by written notice to the
Board of Directors of the Company, cause the matter of the termination of this
Agreement to be discussed at the next regularly scheduled meeting of the Board of Directors or at a special meeting of the Board of Directors held in accordance with the Company's By-Laws. The Executive shall be entitled to be represented by counsel at such meeting which shall be conducted according to a procedure deemed equitable by a majority of the Directors present. If, at such meeting, it shall be determined by a majority of the Directors that this
Agreement had been terminated without proper cause, the provisions of this
Agreement shall be reinstated with the same force and effect as if the notice of the termination had not been given. The Executive shall be entitled to receive the compensation and other benefits provided herein for the period from the date of the delivery of the notice of termination through the date of such Board meeting. Nothing herein contained shall limit or deny the Executive's right to have any such dispute resolved pursuant to arbitration as set forth in Section
15 hereof.

          b. Termination for Cause by the Executive. The Executive shall have the right to terminate this Agreement and all of the Executive's obligations hereunder for "cause". Termination

                                       -6-

by the Executive for "cause" shall mean termination because of a material breach by the Company of any of its obligations hereunder.

          c. Executive's Remedies. In the event the Company terminates this
Agreement without cause (as defined in Section 6(a) hereof), or in the event the
Executive terminates this Agreement for cause (as defined in Section 6(b)
hereof), the parties hereto agree that damages to the Executive shall be difficult to ascertain in any such event, but in order to limit the liability of the Company the Executive shall be entitled to receive as liquidated damages and not as a penalty in any such event the following: (i) the entire amount of the base salary of the Executive remaining due and payable from any such date of termination to the expiration date of this Agreement as provided hereunder, which entire amount shall be accelerated and immediately due and payable upon any such termination, plus (ii) the entire amount of the Executive's bonus from
Pre-Tax Income as calculated according to the terms and conditions of Section 4 of this Agreement which shall be due and payable within ninety (90) days of the end of each of the Company's fiscal years commencing on or prior to the expiration date of this Agreement as provided hereunder plus (iii) all other benefits accruing to the Executive on or prior to the expiration date of this
Agreement as provided hereunder.

          d. Mitigation. In the event of the termination of this Agreement by the Executive as a result of a material breach by the Company of any of its obligations hereunder, or in the event of the termination of the Executive's employment by the Company without cause (as defined in Section 6(a) hereof) or in breach of this Agreement, it is expressly understood that the Executive shall not be required to seek other employment in order to mitigate his damages hereunder.

          e. Legal Costs. In the event that the Executive institutes any legal action to enforce his rights, or to recover damages for breach of the Company's obligations, under this Agreement and this Section 6, the Executive in such an action shall be entitled to recover from the Company all costs and expenses
(including, without limitation, attorneys' fees and disbursements) incurred by him if he prevails in any such action or if any such action is settled in his favor.

          f. Change In Control. Notwithstanding anything to the contrary contained in Section 6(c) hereof, and in lieu of any payments required to be made pursuant to said Section 6(c), in the event (i) the Company shall terminate this Agreement without cause (as defined in Section 6(a) hereof) or (ii) the
Executive shall terminate this Agreement for cause (as defined in Section 6(b)
hereof), in either case at any time after the occurrence of a Change In Control
(as defined below) of the Company, the Company shall pay to the Executive, in a lump sum in cash within 30 days after such termination date, an amount equal to
(i) 2.99 times the Executive's "annualized includable compensation for the base period," as defined in section 280G of the Internal Revenue Code of 1986 (the
"Code"), or any successor provision (which term includes, without limitation,
Executive's base salary and bonus). In addition, for a period of three years from such termination date, the Company shall continue to provide all other benefits to the Executive at least equal to those which would have been provided to the Executive had the Executive's employment not been so terminated, or, if more favorable to the Executive, those benefits generally in effect at any time thereafter with respect to

                                      -7-

similar executive officers of the Company (or its successor, if applicable).
Furthermore, for purposes of determining eligibility of the Executive for retiree benefits pursuant to any plan, program or policy maintained by the
Company, the Executive shall be considered to have remained employed until the end of such three year period and to have retired on the last day of such period; provided, however, that to the extent it is not possible under any such plan, program or policy to characterize such three year period as employment service, the Company agrees to provide the Executive with such substantially equivalent benefit as would give the Executive the same substantial benefit he would have received if such characterization was possible and given effect.
Notwithstanding anything to the contrary contained in this Section 6(f), no payment to or for the benefit of the Executive shall be made pursuant to this
Section 6(f) in excess of amounts for which, in the sole opinion of the
Company's certified independent public accountants, the Company is allowed to claim a deduction for Federal income tax purposes by reason of section 280G of the Code, or any successor provision.

          As used in this Section 6(f), a Change In Control shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the
Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer
(in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, or (ii) the stockholders of the
Company shall approve any plan or proposal for liquidation or dissolution of the
Company, or (iii) any person (as such term is used in Sections 13(d) and
14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act")), other than a person who on the date hereof is the beneficial owner
(within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the
Company's outstanding Common Stock, shall become the beneficial owner of 35% or more of the Company's then outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     7. Death. If the Executive shall die during the term of this Agreement, this Agreement and all benefits hereunder shall terminate except that (i) if death occurs during the term of this Agreement, the Executive's estate shall be entitled to receive the base salary provided in Section 3 hereof for a period of six months from the last day of the month in which his death occurs and shall be eligible to receive bonus compensation under Section 4 hereof prorated according to the number of days of employment in such fiscal year, and (ii) such termination shall not affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death

                                      -8-

benefit plans or arrangements of the Company or any subsidiary, which rights shall continue to be governed by the provisions of such plans and agreements.

     8. Protection of Confidential Information. The Executive acknowledges that his employment by the Company (which for all purposes of this Agreement shall include the Company's subsidiaries) will, throughout the term of this Agreement, bring him in contact with many confidential affairs of the Company not readily available to the public, and plans for future developments. In recognition of the foregoing, the Executive covenants and agrees that he will not intentionally disclose to anyone outside of the Company any material confidential matters of the Company which are not otherwise in the public domain, either during or for a period of one year after the expiration of the term of his employment except with the Company's written consent or as required by court order, law or subpoena or other legal compulsion to disclose.

     9. Successors; Binding Agreement. This Agreement and all rights of the
Executive hereunder shall insure to the benefit of, and shall be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued
to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

     10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:   Morris Goldfarb
                       21 Fairway Drive
                       Mamaroneck, New York 10543

If to the Company:     G-III Apparel Group, Ltd.
                       345 West 37th Street
                       New York, New York 10018
                       Attention: Chief Financial Officer

With a copy, in        Neil Gold, Esq.
either case, to:       Fulbright & Jawoski L.L.P.
                       666 Fifth Avenue
                       New York, New York 10103

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                                      -9-

     11. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of the Company as may be specifically designated by its Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York for agreements executed and performed in said State without regard to its conflict of laws principles.

     12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     14. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements (including the Prior Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     15. Arbitration. Should any disagreement, dispute, conflict, claim or controversy arise between any of the parties hereto with respect to this
Agreement or any of the provisions thereof, or as to the interpretation or effect thereof, or as to a breach thereof claimed to have been committed by any party, or as to any other matter, cause or thing whatsoever relating to this
Agreement, and should said dispute or controversy fail to be amicably resolved by mutual agreement of the parties concerned therein, then the same shall be submitted to and determined by arbitration in the City of New York in the State of New York before and by the American Arbitration Association, in accordance with the rules and regulations of said arbitration tribunal then applicable and in full force and effect. Judgment upon the award or decision rendered by said arbitration tribunal as aforesaid may be entered in any court or forum, Federal or state, having jurisdiction thereof, and shall have the effect for all purposes of a judgment of said court or forum with respect to the parties and subject matter therein concerned.

     16. Excise Taxes. If the Executive incurs an excise tax liability under
Section 4999 of the Internal Revenue Code of 1986 in respect of any payment made under this Agreement or under any other agreement relating to Executive's employment by the Company, then the Company shall pay additional compensation to the Executive at such time or times and in such amount or amounts as

                                      -10-

shall be sufficient to reimburse the Executive and make him whole on an after-tax basis for the satisfaction of such excise tax liability.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first-above written.

                                        G-III APPAREL GROUP, LTD.

                                        By: /s/ Alan Feller
                                            ------------------------------------

                                            /s/ Morris Goldfarb
                                            ------------------------------------
                                            Morris Goldfarb

                                      -11-